Exhibit 2

EXECUTION COPY

THIS TERMINATION AND RELEASE AGREEMENT (the "Agreement") is made and entered into this 1st day of April, 2001, by and between FPL GROUP, INC., a Florida corporation ("FPL"), ENTERGY CORPORATION, a Delaware corporation ("Entergy"), WCB HOLDING CORP., a Delaware corporation (the "Company"), RANGER ACQUISITION CORP., a Florida corporation ("Ranger") and RING ACQUISITION CORP., a Delaware corporation ("Ring", and together with FPL, Entergy, the Company and Ranger, the "Parties" and each a "Party")


	              W I T N E S S E T H :


          WHEREAS, FPL, Entergy, the Company, a Delaware corporation,
50% of whose outstanding capital stock is owned by FPL and 50% of whose outstanding capital stock is owned by Entergy, Ranger, a wholly owned subsidiary of the Company, and Ring, a wholly owned subsidiary of the Company, entered into that certain Agreement and Plan of Merger, dated as of July 30, 2000 (the "Merger Agreement", and capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement);

          WHEREAS, in connection with the negotiations surrounding the Merger Agreement, FPL and Entergy each entered into a Confidentiality Agreement made and entered into on June 8, 2000, which is attached hereto as Exhibit A;

           WHEREAS, pursuant to Section 7.01(a) of the Merger
Agreement, the Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of FPL and Entergy; and

          WHEREAS, FPL and Entergy wish to terminate the Merger
Agreement and release their respective rights, claims, obligations, and liabilities as provided in Sections 1 and 4 hereof, and the board of directors of each of FPL and Entergy has approved such termination and authorized such Party to enter into this Agreement as required by Section 7.05 of the Merger Agreement.

          NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

          1.  Termination of Merger Agreement.  Effective immediately,
FPL and Entergy hereby abandon the Mergers and all other transactions contemplated by the Merger Agreement and mutually terminate the Merger Agreement pursuant to Section 7.01(a) thereof, including, notwithstanding the provisions of Section 7.02 thereof, Section 5.09, Section 7.02 and Article VIII of the Merger Agreement, none of which provisions shall survive termination of the Merger Agreement hereunder. Notwithstanding anything to the contrary contained in the Merger Agreement, no Released Party (as defined herein) shall have any liability or obligation under the Merger Agreement, including without limitation, as a result of any action or failure to act in connection with the Merger Agreement.

          2.  Publicity; Survival of Confidentiality Agreement.

          (a) The Parties shall not make any public statement regarding this Agreement until 6:00 a.m. New York time on April 2, 2001. At that time, FPL and Entergy shall issue a joint press release in the form, and containing the contents, of Exhibit B to this Agreement. Each Party shall have the right to make such other statements as it deems necessary or appropriate.

          (b) The Confidentiality Agreement shall remain in full force and effect in accordance with its terms, except for Section 3 thereof which shall be deemed terminated as of the date hereof and except as set forth in the third sentence of this Section 2(b). In addition, all information exchanged pursuant to Section 5.04(a) of the Merger Agreement shall continue to be subject to the Confidentiality Agreement. Notwithstanding any provision of the Confidentiality Agreement or any other agreement to the contrary, FPL and Entergy shall have the right to make statements regarding the reasons for the termination of the Merger Agreement; provided, however, that neither FPL nor Entergy shall disclose material non-public information contained in the business or financial plans or projections of the other; but provided further, however, that a Party may reveal the extent to which different financial projections varied.

          3.  Fees and Expenses.  (a) No Party shall pay a Termination
Fee to the other Party under the Merger Agreement. Each Party shall bear its own costs and expenses heretofore or hereafter incurred by each Party in connection with or relating to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby; provided, that (i) each of FPL and Entergy shall bear and pay one-half of the costs and expenses incurred in connection with (1) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (2) the preparation of the premerger notification and report forms under the HSR Act and (ii) each of FPL and Entergy shall bear and pay one-half of the reasonable fees and expenses of Deloitte & Touche Consulting, Dean & Company, Towers Perrin, Accenture, UMS, and Skadden, Arps, Slate, Meagher & Flom LLP (only with respect to its work obtaining approval of the Mergers under the Federal Power Act and the Public Utilities Holding Company Act and as contemplated by clause
(i)(2) above) incurred in connection with their joint retention by FPL and Entergy in respect of the transactions contemplated by the Merger Agreement.

          (b) In the event that FPL enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an FPL Transaction (as defined below) within 9 months (or with respect to an FPL Transaction described in clause (v) of the definition thereof below, 6 months) after the date of this Agreement, then, upon consummation of such FPL Transaction, FPL shall immediately pay Entergy a fee equal to $215,000,000, payable by wire transfer of same day funds to an account specified in writing by Entergy for such payment. For purposes of this Agreement, "FPL Transaction" means (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination, tender offer, exchange offer or similar transaction involving FPL or any subsidiary of FPL owning, operating or controlling an FPL Material Business (as defined below) which, at consummation, results in any third party owning 35% or more of the common stock of FPL (or, if FPL shall not survive as the ultimate parent company, then of the ultimate parent company resulting from such transaction) or any third party owning, directly or indirectly, 35% or more of any class of voting stock of any such subsidiary, (ii) any direct or indirect acquisition or purchase by a third party of a business (an "FPL Material Business") that constitutes 35% or more of the net revenues, net income or the assets (including equity securities) of FPL and its subsidiaries, taken as a whole, (iii) any direct or indirect acquisition or purchase by a third party of 35% or more of any class of voting securities of FPL or any subsidiary of FPL owning, operating or controlling an FPL Material Business, (iv) any tender offer or exchange offer by a third party that if consummated would result in any person beneficially owning 35% or more of any class of voting securities of FPL or any subsidiary of FPL owning, operating or controlling an FPL Material Business, or (v) any direct or indirect acquisition or purchase of, or joint venture or similar transaction involving, all or substantially all of the equity or assets of any of FPL's independent power development business, energy trading and marketing businesses, telecommunications business or any other line of business that constitutes at least 15% of the net revenues, net income or assets of FPL and its subsidiaries, taken as a whole, by any person set forth on Schedule A with whom FPL or its representatives engaged in discussions between July 30, 1999 and the date of this Agreement for which either (x) a financial advisor was engaged by either FPL or the third party or (y) the chief executive officer or chairman of either FPL or the third party engaged in such discussions; provided, however, that in each case "FPL Transaction" does not include any FPL RTO Formation. In no event shall more than one fee be payable under this
Section 3(b).

          (c) In the event that Entergy enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Entergy Transaction (as defined below) within 9 months (or with respect to an Entergy Transaction described in clause (v) of the definition thereof below, 6 months) after the date of this Agreement, then, upon consummation of such Entergy Transaction, Entergy shall immediately pay FPL a fee equal to $215,000,000, payable by wire transfer of same day funds to an account specified in writing by FPL for such payment. For purposes of this Agreement, "Entergy Transaction" means any (i) merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination, tender offer, exchange offer or similar transaction involving Entergy or any subsidiary of Entergy owning, operating or controlling an Entergy Material Business (as defined below) which, at consummation, results in any third party owning 35% or more of the common stock of Entergy (or, if Entergy shall not survive as the ultimate parent company, then of the ultimate parent company resulting from such transaction) or any third party owning, directly or indirectly, 35% or more of any class of voting stock of any such subsidiary, (ii) any direct or indirect acquisition or purchase by a third party of a business (an "Entergy Material Business") that constitutes 35% or more of the net revenues, net income or the assets (including equity securities) of Entergy and its subsidiaries, taken as a whole, (iii) any direct or indirect acquisition or purchase by a third party of 35% or more of any class of voting securities of Entergy or any subsidiary of Entergy owning, operating or controlling an Entergy Material Business, (iv) any tender offer or exchange offer that if consummated would result in any person beneficially owning 35% or more of any class of voting securities of Entergy or any subsidiary of Entergy owning, operating or controlling an Entergy Material Business, or (v) any direct or indirect acquisition or purchase of, or joint venture or similar transaction involving, all or substantially all of the equity or assets of any of Entergy's independent power development businesses, energy trading and marketing businesses, telecommunications businesses or any other line of business that constitutes at least 15% of the net revenues, net income or assets of Entergy and its subsidiaries, taken as a whole, by a third party with whom Entergy or its representatives engaged in discussions between July 30, 1999 and the date of this Agreement for which either (x) a financial advisor was engaged by either Entergy or the third party or (y) the chief executive officer or chairman of either Entergy or the third party engaged in such discussions; provided, however, that in each case "Entergy Transaction" does not include any Entergy RTO Formation. In no event shall more than one fee be payable under this Section 3(c).

          4. Release. Effective immediately, each of FPL, on the one hand, and Entergy, on the other hand, and each of their respective predecessors, successors, subsidiaries and assigns (and any of the present and former officers, directors and employees of each of the foregoing) (each, a "Releasing Party"), in their capacity as such, hereby covenants not to sue and forever releases and discharges Entergy and FPL, respectively (and each of their respective present and former directors, officers, representatives, advisors (including but not limited to financial advisors), attorneys, accountants, employees, agents, parents, subsidiaries, affiliated persons and entities, predecessors, successors and assigns and heirs, executors and administrators and all persons acting in concert with any such party) (each, a "Released Party") from all manner of claims, actions, causes of action or suits, at law or in equity, known or unknown, which each now has or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever relating to or arising out of the Merger Agreement or the agreements or instruments ancillary thereto or the transactions contemplated thereby, or any action or failure to act under the Merger Agreement or in connection therewith, or in connection with the events leading to the abandonment of the Mergers and any other transactions contemplated by the Merger Agreement and the mutual termination of the Merger Agreement, excepting only any claim, action, cause of action or suit arising (i) out of an undertaking or promise contained in this Agreement, or (ii) after the date of this Agreement, by virtue of obligations under the Confidentiality Agreement or the Joint Defense and Confidentiality Agreement dated August 11, 2000, between Entergy and FPL and any addendum thereto, or (iii) by virtue of the Indemnification Agreement, dated March 5, 2001, between FPL and Entergy Services, Inc., or (iv) with respect to any statements made or actions taken after the date of this Agreement, or (v) by virtue of transactions or dealings undertaken in the ordinary course of business, including without limitation leases or outstanding energy trading and transportation transactions, and not arising out of, or in connection with, the Merger Agreement and the transactions contemplated thereby; provided that, unless a present officer or director of FPL or Entergy provides written notice to FPL and Entergy respectively within 30 days from the date of this Agreement which references this Section 4 and states that such person elects to become a Releasing Party, such person will not be a Released Party or a Releasing Party; and provided further that, notwithstanding anything to the contrary in this Agreement, if any present or former employee or former director or officer of FPL or Entergy, or any officer, director or employee of any predecessor, successor, subsidiary or assign of FPL or Entergy (each, a "Related Person") brings any claim, action, cause of action or suit against FPL, in the case of an Entergy Related Person, or against Entergy, in the case of an FPL Related Person, from which a Released Party has been released as set forth above, then the release set forth in this Section 4 shall immediately become null and void with respect to such Related Person, and FPL or Entergy, as applicable, may file in its sole discretion any counterclaims and/or suits against such Related Person. FPL and Entergy will endeavor to obtain from their respective officers and directors executed releases as set forth above within 30 days of the date of this Agreement. Nothing in this Agreement or the Merger Agreement shall in any way constitute an agreement by any party hereto to indemnify any other party hereto against any third party claim.

          5.  Representations and Warranties.

(a) Representations and Warranties of FPL. FPL represents to Entergy that FPL has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby. The execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of FPL, including approval of the FPL Board of Directors. This Agreement has been duly executed and delivered by FPL and constitutes a valid and binding agreement of FPL, enforceable against it in accordance with its terms. During the period from July 30, 2000 to the date of this Agreement, no FPL Takeover Proposal (as defined in the proviso to Section 5.09(b) of the Merger Agreement) or FPL Transaction has been solicited by or made known to FPL or any of its subsidiaries (including any of their respective directors or officers).

(b)  Representations and Warranties of Entergy.  Entergy represents to
FPL that Entergy has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby. The execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of Entergy, including approval of the Entergy Board of Directors. This Agreement has been duly executed and delivered by Entergy and constitutes a valid and binding agreement of Entergy, enforceable against it in accordance with its terms. During the period from July 30, 2000 to the date of this Agreement, no Entergy Takeover Proposal (as defined in the proviso to Section 5.09(c) of the Merger Agreement) or Entergy Transaction has been solicited by or made known to Entergy or any of its subsidiaries (including any of their respective directors or officers).

6. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede all prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof.

7. Liquidation. Each Party agrees to take all action reasonably necessary to liquidate the Company, Ranger, and Ring as soon as reasonably practicable after the date of this Agreement. For such purpose, each Party will bear its own costs and expenses incurred to take such action.

8. Cooperation. The Parties shall cooperate with each other and promptly prepare and file all necessary documentation to withdraw all applications, notices, petitions and filings made with, and shall use their reasonable best efforts to terminate the proceedings before, any governmental authority in connection with the Merger Agreement.

9. Amendment and Modification. This Agreement may be amended, modified, and supplemented only by a written document executed by the Parties which specifically states that it is an amendment, modification or supplement to this Agreement.

10. Construction. This Agreement shall be construed without regard to the Party or Parties responsible for its preparation, and it shall be deemed to have been prepared jointly by the Parties. Any ambiguity or uncertainty arising herein shall not be interpreted or construed against any Party hereto.

11.  Incorporation by Reference.  The provisions of Article VIII of the
Merger Agreement (other than Sections 8.01, 8.03(b) and 8.06 thereof) are hereby incorporated by reference herein, with the same force and effect as if set forth in full herein, it being understood that references in such Article VIII to "this Agreement" shall be deemed only to refer to this Termination and Release Agreement. The Parties agree that for purposes of
Section 8.05 of such Article VIII, delivery of executed signature pages by facsimile shall be sufficient to render this Agreement effective.


	               [SIGNATURE PAGE FOLLOWS]


IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                      FPL GROUP, INC., for itself and its affiliates,

                      by

                                       DENNIS P. COYLE
                      -----------------------------------------------
                      Name:
                                       Dennis P. Coyle
                      -----------------------------------------------
                      Title:
                                       General Counsel
                      -----------------------------------------------


                      ENTERGY CORPORATION, for itself and its affiliates,

                      by

                                       J. WAYNE LEONARD
                      -----------------------------------------------
                      Name:
                                       J. Wayne Leonard
                      -----------------------------------------------
                      Title:
                                       Chief Executive Officerl
                      -----------------------------------------------


                      WCB HOLDING CORP.,

                      by

                                       DENNIS P. COYLE
                      ----------------------------------------------
                      Name:
                                       Dennis P. Coyle
                      ----------------------------------------------
                      Title:
                                       Vice President
                      ----------------------------------------------


                      RANGER ACQUISITION CORP.,

                      by

                                       Dennis P. COYLE
                      ----------------------------------------------

                      Name:
                                       Dennis P. Coyle
                      ----------------------------------------------
                      Title:
                                       Vice President
                      ----------------------------------------------


                      RING ACQUISITION CORP.,

                      by

                                       J. WAYNE LEONARD
                      ---------------------------------------------

                      Name:
                                       J. Wayne Leonard
                      ----------------------------------------------
                      Title:
                                       President
                      ----------------------------------------------








	                               EXHIBIT A

	                        Confidentiality Agreement

EXECUTION COPY
CONFIDENTIAL




June 8, 2000

	                        Confidentiality Agreement

Dear Sirs or Madams:

In connection with the consideration of a possible transaction
(the "Proposed Transaction") between Entergy Corporation ("Entergy") and FPL Group, Inc. (the "Company") or one of its subsidiaries, each party hereto may request that the other party (the "disclosing party") or the other party's representatives furnish to it (the "receiving party") or its representatives certain information relating to the disclosing party or the Proposed Transaction. All such information (whether written (including in data form) or oral) furnished (whether before or after the date hereof) by the disclosing party or any of the directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "Representatives") of the disclosing party to the receiving party or its Representatives and all analyses, compilations, forecasts, studies or other documents prepared by the receiving party or its Representatives in connection with its review of, or interest in, the Proposed Transaction that contain or reflect any such information is hereinafter referred to as the "Evaluation Material". In connection with the furnishing of the Evaluation Material and the covenants and agreements contained herein, each party hereby agrees to the following:

1. The term "Evaluation Material" shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in breach of this Agreement, (ii) is developed by the receiving party or its Representatives independently and without use of, and does not contain or reflect, information furnished by the disclosing party or its Representatives or (iii) is already in the possession of the receiving party or its Representatives or becomes subsequently available to the receiving party or its Representatives on a nonconfidential basis from a source (other than the disclosing party or its Representatives) that, to the knowledge of the receiving party after due inquiry, is not prohibited from disclosing such information to the receiving party by a legal, contractual or fiduciary obligation to the disclosing party.

2. The receiving party and its Representatives (i) shall keep the Evaluation Material confidential and shall not (except as required by applicable law, regulation or legal process), without prior written consent of the disclosing party, disclose any Evaluation Material in any manner whatsoever, and (ii) shall not use any Evaluation Material other than in connection with the Proposed Transaction; provided, however, that the receiving party and its Representatives may reveal the Evaluation Material to others who are its Representatives and who (a) are acting for the receiving party in connection with the Proposed Transaction, (b) need to know the Evaluation Material for the purpose of evaluating the Proposed Transaction,
(c) are informed by the receiving party of the confidential nature of the Evaluation Material and (d) agree to act in accordance with the terms of this Agreement. The receiving party shall cause its Representatives to observe the terms of this Agreement, and the receiving party shall be responsible for any breach of this Agreement by any of its Representatives.

3. Except as permitted by paragraph 2 above, the receiving party and its Representatives shall not (except as required by applicable law, regulation or legal process), without prior written consent of the disclosing party, disclose the fact that the Evaluation Material exists or has been made available, that the other party is considering the Proposed Transaction or any other transaction involving the Company and Entergy, as applicable, or that discussions or negotiations are taking or have taken place concerning the Proposed Transaction or involving the Company and Entergy, as applicable, or any term, condition or other fact relating to the Proposed Transaction or such discussions or negotiations, including, without limitation, the status thereof.

4. In the event that either party or its Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Evaluation Material, it shall notify the other party promptly so that such other party may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement, and such notifying party shall cooperate fully with such other party in seeking such protective order or other remedy. In the event that no such protective order or other remedy is obtained, or that such other party does not waive compliance with the terms of this Agreement, such party shall furnish only that portion of the Evaluation Material that it is advised by counsel is legally required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Evaluation Material so furnished.

5. If the Proposed Transaction is not consummated, upon the written request of the disclosing party or any of its Representatives, the receiving party shall either (i) promptly deliver to the disclosing party at the receiving party's expense all copies of any written Evaluation Material (other than any analyses, compilations, forecasts, studies or other documents prepared by the receiving party or its Representatives based on the use of Evaluation Material) in the possession of the receiving party or its Representatives or (ii) promptly destroy all copies of any written Evaluation Material in the possession of the receiving party or its Representatives and confirm such destruction to the disclosing party in writing. Regardless of any such return or destruction, all Evaluation Material, including, without limitation, any oral Evaluation Material, shall continue to be subject to the terms of this Agreement.

6. Each of the parties agrees that no contract or agreement providing for the Proposed Transaction or any other transaction between the parties to this Agreement shall be deemed to exist unless and until a definitive agreement related thereto shall have been duly executed and delivered. Each of the parties also agrees that, unless and until such a definitive agreement shall have been duly executed and delivered, no party nor its Representatives shall have any liability with respect to the Proposed Transaction, whether by virtue of this Agreement, any other written or oral expression with respect to the Proposed Transaction or otherwise, nor shall any such person be under any legal obligation of any kind whatsoever with respect to any transaction, except for the matters specifically agreed to in this Agreement.

7. Each party agrees that, prior to the three year anniversary of the date of this Agreement, it, its successors and its affiliates will not
(a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities (or rights or options to acquire same) or significant assets of the other party, (b) propose to enter into, directly or indirectly, any merger or other business combination or similar transaction involving the other party, (c) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any securities of the other party, (d) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any securities of the other party, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the other party, (f) enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other person (other than bona fide financial, legal or similar transaction advisors in their capacities as such) regarding the Proposed Transaction or any other possible purchase or sale of any securities or significant assets of the other party, (g) disclose any intention, plan or arrangement inconsistent with the foregoing or (h) advise, assist or encourage any other persons in connection with any of the foregoing. Each party also agrees during such period that it, its successors and affiliates will not request the other party or any of its Representatives, directly or indirectly, to amend, waive or terminate any provision of this paragraph (including this sentence).

8. Each party agrees that for a period of two years from the date of this Agreement, neither it nor its Representatives will directly or indirectly solicit or direct anyone else to solicit for employment or hire any employee of the other party or any of its affiliates; provided, however, that this paragraph 8 shall not prevent such party from employing any such person who contacts such party on his or her own initiative without any direct or indirect solicitation by such party or in response to a general solicitation by such party.

9. Each party acknowledges that remedies at law may be inadequate to protect the other party against any actual or threatened breach of this Agreement by such party or its Representatives, and, without prejudice to any other rights and remedies otherwise available to such other party, each party agrees to the granting of injunctive relief in favor of the other party without proof of actual damages in connection with any such actual or threatened breach.

10. This Agreement contains the entire agreement between the Company and Entergy concerning the confidentiality of the Evaluation Material and the other matters set forth herein, and no modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon the Company or Entergy, unless approved in writing by each of the Company and Entergy.

11. Each party agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

12. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

13. Except as set forth in paragraph 7 and paragraph 8, this Agreement shall terminate five years from the date hereof.

14. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to applicable principles of conflict of laws.

15. Each party hereby (a) consents to submit to the personal jurisdiction of a Federal court located in the Borough of Manhattan in the City of New York or, if such court does not have jurisdiction, any New York State court located in the Borough of Manhattan in the City of New York, with respect to all actions and proceedings arising out of or relating to this Agreement, (b) agrees not to attempt to deny such personal jurisdiction by motion or other request for leave from any such court, (c) agrees not to bring any action arising out of or relating to this Agreement or of any of the transactions contemplated by this Agreement in any court other than a Federal court located in the Borough of Manhattan in the City of New York or, if such court does not have jurisdiction, in any New York
State court located in the Borough of Manhattan in the City of New York,
(d) agrees that all claims with respect to any such action or proceeding may be heard and determined in such Federal or New York State court, (e) agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such party in paragraph 16 (or such other address specified by such party from time to time pursuant to paragraph 16) shall be effective service of process for any action, suit or proceeding brought against such party in any such court, (f) waives the defense of an inconvenient forum and (g) agrees that a final judgment in any such action or proceeding shall be conclusive (subject to any applicable right of appeal) and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

16. All notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                     if to the Company, to:

                     FPL Group, Inc.
                     700 Universe Blvd.
                     Juno Beach, FL 33408
                     Telecopy No.:  (561) 694-4640
                     Attention:  Dennis P. Coyle

                     if to Entergy, to:

                     Entergy Corporation
                     639 Loyola Ave.
                     New Orleans, LA 70113
                     Telecopy No.:  (504) 576-4009
                     Attention:  H. John Wilder

17. Although each disclosing party has endeavored to include in the Evaluation Material information known to it which it believes to be true and relevant for the purpose of the receiving party's investigation, each receiving party understands that neither the disclosing party nor any of its Representatives has made or makes any representation or warranty as to the accuracy or completeness of the Evaluation Material. Each receiving party agrees that neither the disclosing party nor any of its Representatives shall have any liability to the receiving party or any of its Representatives resulting from the use of the Evaluation Material.

18. This Agreement shall be binding upon the respective successors in interest and permitted assigns of the parties hereto and shall inure to the benefit of, and be enforceable by, the respective successors in interest and permitted assigns of the parties hereto; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a party hereto without the prior written consent of the other party hereto.

19. This Agreement may be executed in one or more counterparts. Each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute one and the same agreement.

Please confirm the agreement of Entergy with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.



Very truly yours,


                                          FPL GROUP, INC.,

                                          by

                                                DENNIS P. COYLE
                                          --------------------------

                                          Name: Dennis P. Coyle
                                          --------------------------
                                          Title: General Counsel



Confirmed and agreed as of the date first written above:

    ENTERGY CORPORATION,


by

              C. J. WILDER
    ----------------------------------

    Name:     C. J. Wilder
    Title:    CFO






Exhibit B

[Logo of FPL Group]            [Logo of Entergy]


For Release:  Immediate

Contacts for FPL Group:        Contacts for Entergy:
Mary Lou Kromer                Horace Webb (Media)
Contact person (Media)         504-576-4360
561-694-6464                   hwebb2@entergy.com

Lisa Kuzel                     Nancy Morovich
(Investor Relations)           (Investor Relations)
561-694-4697                   504-576-5506
lisa_kuzel@fpl.com             nmorovi@entergy.com


FPL GROUP AND ENTERGY TERMINATE MERGER AGREEMENT

Juno Beach, FL and New Orleans, LA (April 2, 2001) - FPL Group, Inc. (NYSE:
FPL) and Entergy Corporation (NYSE: ETR) today announced the termination, by mutual decision, of the merger agreement they signed last July.

Both companies agreed that no termination fee is payable under the terms of the merger agreement as a result of this termination. A fee will be payable if within nine months of the termination one party agrees to a substantially comparable transaction with another party. Each company will bear its own merger-related expenses. The companies said that they would withdraw merger-related filings currently pending before federal, state, and local regulatory agencies.

FPL Group, with annual revenues of more than $7 billion, is one of the nation's largest providers of electricity-related services with a generating capacity of more than 23,000 megawatts. Its principal subsidiary, Florida Power & Light, serves 3.9 million customer accounts in Florida. FPL Group employs 11,350 employees and operates in 17 states. FPL Energy, LLC, FPL Group's independent power production subsidiary, is a leader in generating electricity from clean and renewable fuels.

Entergy Corporation, with annual revenues of more than $10 billion, is a major global energy company engaged in power production, distribution operations, and related diversified services, with more than 13,800 employees. Entergy owns, manages or invests in power plants generating more than 30,000 megawatts of electricity domestically and internationally and delivers electricity to about 2.6 million customers in portions of Arkansas, Louisiana, Mississippi and Texas. Through Entergy-Koch, L.P., it is also a leading provider of wholesale energy marketing and trading services.


Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995

This press release contains forward looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FPL Group, Inc. and Entergy Corporation are based on current expectations that are subject to risk and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to, risks and uncertainties relating to: changes in laws or regulations, changing governmental policies and regulatory actions with respect to allowed rates of return including but not limited to return on equity and equity ratio limits, industry and rate structure, operation of nuclear power facilities, acquisition, disposal, depreciation and amortization of assets and facilities, operation and construction of plant facilities, recovery of fuel and purchased power costs, decommissioning costs, present or prospective wholesale and retail competition (included but not limited to retail wheeling and transmission costs), political and economic risks, changes in and compliance with environmental and safety laws and policies, weather conditions (including natural disasters such as hurricanes), population growth rates and demographic patterns, competition for retail and wholesale customers, availability, pricing and transportation of fuel and other energy commodities, market demand for energy from plants or facilities, changes in tax rates or policies or in rates of inflation or in accounting standards, unanticipated delays or changes in costs for capital projects, unanticipated changes in operating expenses and capital expenditures, capital market conditions, competition for new energy development opportunities and legal and administrative proceedings (whether civil, such as environmental, or criminal) and settlements and other factors. Readers are referred to FPL Group, Inc.'s and Entergy Corporation's most recent reports filed with the Securities and Exchange Commission.